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                                                                 EXHIBIT 10(hh)





                              EMPLOYMENT AGREEMENT



          THIS AGREEMENT ("Agreement") is made as of the 1st day of March, 1999 by and between INFORMATION RESOURCES, INC., a Delaware corporation ("Information Resources"), and TIMOTHY BOWLES ("Employee" or "the Employee").

          WHEREAS, Information Resources has employed the Employee since May 15, 1995 and desires to continue to employ the Employee in an executive capacity on the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, Employee desires to continue such employment with Information Resources on the terms and subject to the conditions set forth in this Agreement;

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants of Information Resources and Employee set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Information Resources and Employee, the parties agree as follows:

                                    ARTICLE I

                                   Employment

          1.0 Employment. Information Resources agrees to continue the employment of the Employee, and the Employee agrees to continue to serve Information Resources on a full-time basis in an executive capacity, according to the terms and subject to the conditions hereinafter set forth, for the period commencing on the date hereof and ending with the effective date of termination of employment as provided in ARTICLE IV (the "Employment Period").

          1.1 Employment Duties. As of the date of this Agreement, the Employee shall be employed in the capacity of Divisional President - European Operations. During the Employment Period, the Employee shall devote his best efforts and all of his normal business time and attention




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(excluding permitted vacation, holidays and personal and sick leave) to the business of Information Resources and its affiliated companies, and to serve Information Resources or any of its affiliated companies in such capacity as senior management of Information Resources may from time to time stipulate. During the Employment Period, the Employee may be required to perform ordinary business travel consistent with the responsibilities of his office.

          1.2 Place of Employment. In connection with his employment with Information Resources, as of the date of this Agreement, Employee shall be based at the offices of Information Resources in Bracknell, England.

                                   ARTICLE II

                                  Compensation

          Information Resources agrees to compensate Employee for the services rendered by him during the Employment Period as follows:

          2.0 Base Salary. During the Employment Period, Information Resources shall pay Employee a base salary ("Base Salary") at the rate of One Hundred Fifty-four Six Hundred and Fifty Thousand British Pounds (L154,650.00) per year, subject to review and adjustment at least once per year, with such adjustments to be made commensurate with the Employee's position, duties, and responsibilities and in conformity with Information Resources' policies and practices applied to other similarly situated executives employed by Information Resources. The Base Salary shall be payable in accordance with the practice followed by Information Resources with respect to its other senior executives. Information Resources shall not be required to pay the Employee his Base Salary for any time period with respect to which the Employee receives disability benefit payments according to the provisions of Information Resources' disability plans applicable to the Employee.

          2.1 Bonus or Incentive Compensation. Information Resources shall award the Employee, in respect of each calendar year (pro-rated for partial years) of the Employment Period,









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bonus or incentive compensation as provided under any applicable present or future incentive compensation plan of Information Resources or, in the absence of any such plan, such bonus or incentive compensation as senior management of Information Resources deems appropriate in light of the amount of bonus or other incentive compensation awarded by Information Resources to other similarly situated executives employed by Information Resources.

          2.2 Employee Benefit Plans. The Employee shall participate during the Employment Period in all employee benefit plans (as those plans may be in effect from time to time) generally applicable to similarly situated executives employed by Information Resources in the United Kingdom, including, without limitation, an annual contribution equal to 10% of Employee's Base Salary to the Group Personal Pension Scheme in effect with respect to United Kingdom employees of Information Resources.

          2.3 Disability Benefit Plans. During any period of disability, as defined in the applicable disability plans of Information Resources in effect from time to time ("Disability Period"), Employee shall continue to be an employee of Information Resources for purposes of continued vesting of stock options (but not for purposes of participation in incentive or bonus plans) and shall continue to participate in all employee benefit plans for which he is eligible pursuant to this Agreement or otherwise. In addition to the disability benefit payments under said plans, during the first 180 days of any such Disability Period, the Employee shall be entitled to receive, at normal payroll dates, supplemental disability payments directly from Information Resources in the amount necessary for the total of such supplemental disability payments and disability benefit plan payments to equal, on an annual basis, 100% of the Base Salary in effect at the beginning of the Disability Period. In the event the period of disability continues beyond such 180 day period, Employee shall then receive, for the remaining duration of any such disability, in addition to the disability benefit payments under the provisions of IRI's disability plan(s), supplemental disability payments directly from Information Resources at a rate equal to fifteen percent (15%) of his Base Salary in effect at


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the beginning of the period of disability, such supplemental disability payments to be adjusted thereafter on an annual basis by the applicable percentage increase (or decrease) in the applicable consumer price index for the Greater London Metropolitan area.

          2.4 Supplemental Benefits. In addition to any other employee benefits to which the Employee, his spouse or his estate may be entitled, in the event of the Employee's death during the term of this Agreement, Information Resources shall continue to pay his monthly Base Salary to his spouse, or his estate if there is no living spouse, for a period of six (6) months commencing on the first day of the month following the month of the Employee's death.

                                   ARTICLE III

                                 Stock Options

          3.0 Grant of Stock Options. During the term of his employment with Information Resources, Employee has been and may continue to be granted options under Information Resources' Nonqualified Stock Option Plan (hereinafter referred to as the "Plan" ), on terms and conditions consistent with the terms and conditions (including provisions regarding vesting) provided in the Plan as administered by the Option Plan Committee. Such options shall be evidenced by a separate option agreement entered into contemporaneously with the grant of such options.

          3.1 Acceleration. Notwithstanding any provisions of the Plan (or any option granted pursuant to the Plan) to the contrary, in the event of any "Change of Control" (defined as any merger, consolidation or reorganization in which Information Resources is a merging, consolidating or reorganizing party and pursuant to which neither Information Resources nor any entity controlled by it is the surviving entity; or as the acquisition of beneficial ownership of, or power to vote, forty percent (40%) or more of the outstanding voting securities of Information Resources by any acquirer (or group of acquirers acting in concert) within any period of 90 consecutive days) which occurs after the effective date of this Agreement, then the Employee, or his estate if the Employee is not



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then living, shall be entitled to immediately exercise in full any unexercised options previously granted pursuant to the Plan (other than terminated or expired options) then held by the Employee or his estate if the Employee is not then living.

          3.2 Stock Option Vesting/Exercise. All stock options in which Employee is vested at the time of termination of employment under any circumstances (including but not limited to those options which vest as a consequence of the termination of employment as described in this Agreement) shall be exercisable by Employee, or his estate if he is not living, for a period of 13 months following the termination of his employment. In the event of Employee's death during the Employment Period, all unvested options shall immediately vest and be exercisable by his estate for a period of 13 months from the date of death.


                                   ARTICLE IV

                               Term of Employment

          4.0 Term of Employment. The employment of Employee under this Agreement shall commence on the date hereof and shall automatically continue thereafter until terminated in accordance with this Agreement.

          4.1 Termination Without Cause. Either party may terminate the employment of the Employee pursuant to this Agreement, without cause, by giving the other party prior written notice (a "Section 4.1 Notice") specifying a termination date no sooner than (a) twelve (12) months following the delivery of the Section 4.1 Notice in the case of Information Resources terminating this Agreement; and (b) six (6) months following the delivery of the Section 4.1 Notice in the case of Employee terminating this Agreement. If Information Resources terminates Employee's employment without cause and pursuant to this
Section 4.1, then notwithstanding any provisions of the Plan (or any option granted pursuant to the Plan) to the contrary, any unvested options held by Employee on the effective date of such termination (other than terminated or expired options) shall immediately vest as of such date of termination and be exercisable in accordance with the


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provisions of Section 3.2 hereof.

          4.2 Termination by Employee for Good Reason. Except as otherwise provided in this Section 4.2, at any time prior to Employee's receipt of a
Section 4.1 Notice or the termination of Employee's employment by Information Resources for "Cause," the Employee may give notice to terminate his employment for "Good Reason" (described in subsections (a) through (d) of this Section 4.2) by delivering a written notice of termination to Information Resources specifying the "Good Reason" for the termination and further specifying the effective date of termination which shall be no earlier than thirty (30) days and no later than sixty (60) days after Information Resources' receipt of such written notice of termination (a "Section 4.2 Notice"). A Section 4.2 Notice will not be effective unless received by Information Resources within 30 days after the occurrence of the event specified by Employee as being the "Good Reason" for termination. Information Resources shall have 30 days after receiving any Section 4.2 Notice within which to initiate corrective or remedial action, and if such action is timely initiated then upon completion of such corrective or remedial action the Section 4.2 Notice shall be deemed withdrawn; provided, however, that the Section 4.2 Notice shall not be deemed withdrawn if the events specified by Employee as being the "Good Reason" for termination are repeated, intentional and directed at the Employee individually. For the purposes of this Agreement, Employee shall have "Good Reason" to terminate his employment hereunder if, but only if:

          (a) without the express written consent of Employee, he is assigned any duties inconsistent with Article 1 or his positions, duties, responsibilities and status with Information Resources immediately prior to a change in his reporting responsibilities, titles or offices, or he is removed from or not re-elected to any of those positions, except in connection with (1) the termination of his employment for Cause or Disability or by Employee other than for "Good Reason" as provided in this Section 4 or as a result of his death, or (2) his reassignment by the Chief Executive Officer and/or the Board of Directors (or the appropriate committee thereof) of








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Information Resources to a comparable position, in conformity with the provisions of Section 1.2 hereof, with a comparable level of duties and responsibilities and with the same salary, same eligibility for bonus/incentive compensation and same grade level, or (3) the commencement or continuation of a Disability Period;

          (b) a reduction is made by Information Resources in Employee's Base Salary, except as provided in Section 2.0 hereof;

          (c) Information Resources fails to continue in effect any benefit, bonus or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan (other than those plans which expire by the express terms thereof) in which Employee is participating, without providing him with a plan having substantially similar benefits, or takes any action which would adversely affect his participation in or materially reduces his benefits under any of those plans or deprives him of a material fringe benefit enjoyed by him, in any case other than as part of a reduction or change generally applicable to other senior officers of Information Resources; or

          (d) Information Resources fails to obtain from any successor entity to Information Resources an agreement to perform this Agreement to the extent and in the manner required to be performed by Information Resources.
In the event Employee terminates his employment for "Good Reason" in accordance with this Section 4.2, Employee shall receive, for each of the twelve (12) months following any such termination of employment, his monthly Base Salary at the rate in effect immediately prior to the giving of the Section 4.2 Notice (less appropriate deductions for applicable taxes) and, during such 12-month period, shall also be entitled to continue to participate in the employee benefit plans identified in Section 2.2 in accordance with the terms thereof. If the Employee terminates his employment for "Good Reason" in accordance with this
Section 4.2, any unvested stock options held by Employee on the effective date of such termination shall continue to vest during the 12-


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month period following such termination of employment.

          4.3 Termination For Cause. In the event of "Cause," Information Resources shall have the right to terminate this Agreement, without any prior written notice to the Employee. "Cause" shall be deemed to exist under the following circumstances:

               (a) if Employee refuses or fails or neglects to perform his obligations under this Agreement and the Employee fails to rectify such deficiency within thirty (30) days after receiving written notice from senior management of Information Resources;

               (b) if Employee has developed or pursued interests substantially adverse or substantially inconsistent with the material fulfillment of his obligations hereunder to Information Resources, and fails to cease such conduct within ten (10) days after receiving written notice from senior management of Information Resources;

               (c) if Employee engages in illegal or other wrongful conduct which is detrimental to the business or reputation of Information Resources; or

               (d) if Employee engages in any conduct or activity prohibited by
Section 5.0, 6.0 or 6.1 of this Agreement.

In the event of termination in accordance with this paragraph 4.3, Information Resources shall have no further liability in respect of the Employee's employment; provided, however, that Information Resources shall pay the Employee the value of any accrued salary or other compensation due Employee on the date of termination.

          4.4 Termination Upon Death of Employee. The employment of the Employee under this Agreement shall automatically terminate upon the death of the Employee.

                                    ARTICLE V

                             Covenant Not to Compete

         5.0 Covenant Not to Compete. The Employee shall not, without the prior written consent of Information Resources, directly or indirectly, for himself or for any other person or




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entity, individually, jointly or as a partner, stockholder (except as a holder of not more than five percent (5%) of the outstanding shares of a publicly-held corporation), employee, agent, consultant or otherwise:

               (a) during the Employment Period, and for a period of two (2) consecutive years immediately thereafter, work or perform any service for: (i) the A.C. Nielsen Company, IMS, Efficient Market Services, Inc. (ems), Paragren Technologies, Inc., Intactix, or any parent, subsidiary, affiliate or successor of any of the foregoing, or (ii) any individual or entity providing products or services which are substantially based upon or derived from scanner-based data and which directly compete with products or services provided by Information Resources or any of its divisions, subsidiaries or affiliates;

               (b) during the Employment Period, and for a period of two (2) consecutive years immediately thereafter, induce or attempt to induce any employee, officer, director, consultant, sales representative or agent of Information Resources (or any of its subsidiaries or affiliates) to terminate or alter his or her business relationship with Information Resources (or any of its subsidiaries or affiliates) or to breach any agreement he or she has with or to Information Resources (or any of its subsidiaries or affiliates) or to perform work or services for Employee or for a competitor of Information Resources described in Section 5.0(a); or to hire or solicit for hiring any Information Resources employee or consultant within six months after such person ceases being an employee or consultant of Information Resources; or

               (c) during the Employment Period, and for a period of two (2) consecutive years immediately thereafter, attempt in any manner to solicit from any customer of Information Resources (or any of its subsidiaries or affiliates) business of the type performed by Information Resources or any of its subsidiaries or affiliates, or attempt in any manner to persuade any customer of Information Resources (or any of its subsidiaries or affiliates) to cease or reduce the amount of business which such customer engages in or contemplates engaging in with Information Resources







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(or any of its subsidiaries or affiliates), regardless of whether the relationship between such customer and Information Resources (or its subsidiary or affiliate) was originally established in whole or in part through Employee's efforts.

          5.1 Acknowledgement. Employee acknowledges that the restrictions set forth in this Article V are (a) reasonable and necessary for the protection of Information Resources' interests and (b) are entered into by the Employee in exchange for adequate consideration granted to him in connection with this Agreement. In the event that any provision of this Article V is found by a court of competent jurisdiction to be unreasonable or unenforceable, the parties agree that such provision shall be enforceable against the Employee to the greatest extent that would be found to be reasonable and enforceable.

                                   ARTICLE VI

                    Confidentiality; Ideas and Improvements.

          6.0 Confidentiality: Information Resources is engaged in various lines and methods of doing business, and utilizes processes, programs, data, software and techniques which consist of or involve confidential business information. Such information has been or will be available to and used by Employee during the course of his employment as well as confidential client information including data disclosing the identity of clients of Information Resources, their particular needs, methods, data and other similar information. Employee agrees that so long as such information is confidential in fact and is not readily ascertainable by third parties through lawful means, he will not, during the Employment Period and for a period of five consecutive years immediately thereafter, disclose or use such confidential information, either directly or indirectly for the benefit of any person or entity other than Information Resources. Employee agrees to return all programs, manuals, documents, records, and other information relating to the business of Information Resources, including materials prepared by Employee, to Information Resources immediately upon the termination of employment hereunder.





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          6.1 Ideas and Improvements. Employee agrees to promptly disclose to
Information Resources all ideas, designs, improvements, creations and inventions, whether or not patentable or subject to other legal protection, which have significant relationship to the business of Information Resources or any affiliates of Information Resources, and which were developed or created by Employee at any place or time during the Employment Period (collectively, "Ideas and Creations"). Employee further agrees to take all steps necessary to execute and deliver to Information Resources copyright or patent rights on matters suitable for such protection, and to execute and deliver to Information Resources all documents which may be required to assign to Information Resources such copyright or patent rights, and to otherwise cooperate to the extent within Employee's control to ensure Information Resources' use and enjoyment of such Ideas and Creations, provided that there is no obligation to assign an invention for which no equipment, supplies, facility, or trade secret information of Information Resources was used and which was developed entirely on Employee's own time, unless (a) the invention relates to the business of Information Resources or to Information Resources' actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Information Resources.

                                   ARTICLE VII

                            Miscellaneous Provisions

          7.0 Legal Remedies. Employee hereby acknowledges that Information Resources would suffer irreparable injury if the provisions of paragraphs 5.0,
6.0 or 6.1 above were breached and that Information Resources' remedies at law would be inadequate in the event of such breach. Accordingly, Employee hereby agrees that any such breach or threatened breach may, in addition to any other available remedies, be preliminarily enjoined by Information Resources without bond. In the event of litigation under this Agreement, each side shall pay its own attorneys' fees and expenses, except that if Employee is enjoined either preliminarily or permanently, after an evidentiary hearing, then Employee shall pay the attorneys' fees and expenses of Information







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Resources in connection with that evidentiary hearing and, if such evidentiary hearing results in a court refusing a preliminary or permanent injunction, then Information Resources shall pay Employee's attorneys' fees and expenses in connection with such hearing. Sections 5.0, 6.0 and 6.1 shall survive, and shall continue in effect, notwithstanding any termination of this Agreement.

          7.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employee and Information Resources and each of their respective heirs, personal representatives, permitted assigns, and successors in interest, including, in the case of Information Resources, any company with which Information Resources may be merged or consolidated or to which all or substantially all of Information Resources' assets may be transferred. Except as otherwise provided above, this Agreement shall not be assignable by Information Resources or Employee without the express written consent of the other party.

          7.2 Governing Law. This Agreement shall be construed and enforced in accordance with the law of the State of Illinois.

          7.3 Notices. All notices required or permitted hereunder shall be given in writing, either delivered personally or by registered or certified mail, addressed to Information Resources at its principal office to the attention of the Corporate Secretary, or to Employee either at his residence address shown on the employment records of Information Resources or in care of the principal office of Information Resources. Notice delivered personally shall be deemed effectively given as of the time of personal delivery, and notice given by mail shall be deemed effectively given as of two days after the date of such mailing.

          7.4 Entire Agreement; Amendments; Headings. This Agreement embodies the entire Agreement of Information Resources and the Employee with respect to the subject matter hereof, and replaces and supersedes any prior understandings, whether written or oral, regarding such subject matter. No amendment or modification of the terms of this Agreement shall be effective unless reduced to a written instrument executed by Information Resources and the Employee. The




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headings of sections in this Agreement are for convenience only.

          IN WITNESS WHEREOF, Information Resources and Employee have caused this Agreement to be duly executed as of the date first written above.

                                        INFORMATION RESOURCES, INC.

ATTEST:                                 By:
                                            ------------------------------------
                                        Its:
--------------------------                  ------------------------------------
                                        TIMOTHY BOWLES


                                        ----------------------------------------







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PERSONAL & CONFIDENTIAL


                                 April 27, 1999

Mr. Timothy Bowles
Information Resources, Inc.
InfoScan, Ltd.(these words should be deleted)
Eagle House, The Ring
Bracknell, Berkshire RG12 1HB
UNITED KINGDOM

Dear Tim:

The purpose of this letter is to document our recent agreement on the following modification to the Employment Agreement between Information Resources, Inc. ("IRI") and you, dated as of March 1, 1999:

         We have agreed that, if your employment with IRI is terminated, either by IRI or by you, prior to May 1, 2001 as a result of IRI's decision to significantly reduce its operations in Europe (as further defined below), IRI will continue to pay you your monthly Base Salary (at the rate in effect immediately prior to your employment termination and less appropriate deductions for applicable taxes) and continue to provide you with benefits in accordance with the terms of your Employment Agreement from the date of employment termination through and including May 1, 2001 or for a period of 12 months after the date of such employment termination, whichever is greater (the "Severance Period"). Your right to terminate your employment under this provision is subject to your providing IRI with no less than 90 days and no more than 120 days prior written notice of termination, which notice must be received by Information Resources within 30 days after you are notified in writing by the CEO or Board of Directors of IRI that IRI has made a decision to significantly reduce its operations in Europe. Any stock options held by you shall continue to vest during the Severance Period. All stock options in which you are vested shall be exercisable by you until the end of the Severance Period.

         For the purposes of this letter, IRI shall be deemed to have decided to "significantly reduce its operations in Europe" if it decides to cease to offer a retail tracking service, alone or in conjunction with others, in more than one of the following countries in Europe: United Kingdom, France, Germany, Italy and/or Spain.



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Mr. Timothy Bowles
April 27, 1999
Page 2


         If IRI elects to terminate your employment at any time with or without cause except as a result of IRI's decision to significantly reduce its operations in Europe during the specified period as set forth above or you elect to terminate your employment at any time for any reason other than IRI's decision to significantly reduce its operations in Europe during the specified time period as set forth above, such termination shall be governed by the original terms of your Employment Agreement.


                                Sincerely,



                                Randall Smith
                                Group President
                                International Services and Corporate Development


Accepted this 12th day of January , 2000
              ----        -------


-----------------------------------------
              Timothy Bowles